Exhibit 10.2

MASTER LEASE AGREEMENT

Dated as of March 31, 2016 and effective as of the initial Lease Closing Date among

LESSORS IDENTIFIED ON THE SIGNATURE PAGES HERETO,

as Lessors

and

LESSEES IDENTIFIED ON THE SIGNATURE PAGES HERETO,

as Lessees

COUNTERPART NO. [         ] OF 5 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO THE EXTENT (IF ANY) THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST IN THIS DOCUMENT MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

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SECTION 11.10	No Proceedings	28

SECTION 11.11	Severability	29

SECTION 11.12	Lessor Agent	29

SECTION 11.13	Joint and Several	29

APPENDIX A Definitions
EXHIBIT A Form of Equipment Lease Schedule
EXHIBIT B Insurance Limits
SCHEDULE 1 Rental Payment Calculation

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MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT, dated as of March 31, 2016 and effective as of the initial Lease Closing Date (this “Agreement”), is among THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS LESSORS (collectively, the “Lessors” and each, a “Lessor”) and THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS LESSEES, jointly and severally (collectively, “Lessees” and, each, a “Lessee”).

W I T N E S S E T H:

WHEREAS, the Lessors have acquired or will acquire the Equipment, and the Parties hereto are entering into this Agreement for the purpose of establishing the terms and conditions by which the Lessors will lease the Equipment to the Lessees; and

WHEREAS, the leasing of the Equipment shall be governed by the terms and conditions in this Agreement, as well as the terms and conditions set forth in the relevant Equipment Lease Schedule and any related documentation.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Defined Terms. Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A (Definitions).

SECTION 1.2 Interpretation. For purposes of this Agreement and the other Lease Documents, unless the context otherwise requires:

(a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP;

(b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9;

(c) the words “hereof”, “herein” and “hereunder” and words of similar import used in this Agreement refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document);

(d) references to any clause, section, schedule or exhibit are references to clauses, sections, schedules and exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any section or definition refer to such paragraph, subsection, clause or other subdivision of such section or definition;

(e) the term “including” means “including without limitation”;

(f) references to any Law refer to that Law as amended from time to time and include any successor Law;

(g) references to any agreement or other document refer to that agreement or other document as from time to time amended or supplemented, or as the terms of such agreement are waived or modified, in each case in accordance with the terms of such agreement or document;

(h) references to any Party include that Party’s successors and permitted assigns;

(i) headings in this Agreement are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof;

(j) unless otherwise specifically provided with respect to any computation of a period of time, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”;

(k) a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(l) a reference to an authorization includes an approval, authorization, consent, exemption, filing, license, notarization, registration and resolution;

(m) a reference to a disposal of any asset, undertaking or business includes a sale, lease, license, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

(n) unless otherwise defined, capitalized terms defined in this Agreement in the singular form shall have a corresponding meaning when used in the plural form, and vice versa; and

(o) “$”, “USD” and “dollars” denote the lawful currency of the United States of America.

ARTICLE II

EQUIPMENT LEASES

SECTION 2.1 Agreement to Lease.

(a) Agreement to Lease. Upon satisfaction of all conditions precedent set out in Article V (Conditions Precedent) and the transfer of title to the Equipment from the Lessees to the Lessors pursuant to the Sale Agreements, Lessors hereby agree to lease the Equipment to Lessees and Lessees hereby agree, jointly and severally, to lease the Equipment from Lessors, from time to time, on the terms and conditions set forth in this Agreement and the Equipment Lease Schedule with respect to the relevant Equipment being leased (this Agreement together with an Equipment Lease Schedule, each an “Equipment Lease” and, collectively, the “Equipment Leases”). This Agreement is intended to be incorporated by reference into each Equipment Lease Schedule agreed to from time to time as particular items of Equipment are leased by a Lessor to a Lessee. Each Equipment Lease is intended to be a separate instrument of lease; provided that a Lease Event of Default with respect to one Equipment Lease shall constitute a Lease Event of Default with respect to all Equipment Leases. As to Equipment leased pursuant to any such individual Equipment Lease, the terms of the applicable Equipment Lease Schedule shall control over the terms of this Agreement in the event of conflict.

(b) Acceptance of each Equipment Lease. Entry into each Equipment Lease is subject to the applicable Lessee and the applicable Lessor agreeing to an Equipment Lease Schedule. The relevant Lessee agrees to initially provide or cause to be provided to the applicable Lessor the information required by each Equipment Lease Schedule to the extent such information is available to such Lessee. The applicable Lessor agrees to evaluate the information provided by the applicable Lessee, work with the applicable Lessee to reconcile any discrepancies and provide or cause to be provided any additional information required for each Equipment Lease Schedule, in each case, as promptly as possible.

SECTION 2.2 Deemed Delivery and Acceptance. Upon the applicable Lessee and applicable Lessor agreeing to an Equipment Lease on the applicable Lease Closing Date, the applicable Lessor shall be deemed to have delivered the relevant Equipment under such Equipment Lease to the applicable Lessee and the applicable Lessee will be deemed to have accepted such Equipment for all purposes. Each Lessee accepts the leasing of the Equipment by it and receives delivery of the Equipment on an “as-is, where-is” basis.

SECTION 2.3 Ownership of the Equipment.

(a) Ownership. Subject to Section 10.1 of this Agreement, at all times during the Term of each Equipment Lease, full legal title to the Equipment will remain vested in the applicable Lessor to the exclusion of Lessees, notwithstanding the possession and use thereof by Lessees. Each Lessee agrees that at all times during the Term of each Equipment Lease for each item of Equipment, it shall not, in each case, except in connection with a Permitted Disposition or in connection with any Total Loss, (i) sell or dispose of or directly or indirectly attempt to sell or dispose of Equipment in any way, (ii) part with possession of the Equipment without the prior written consent of the applicable Lessor (other than among Lessees or Equipment held in third-

party warehouses or by installation vendors), and (iii) place on the Equipment any plates, stickers or marks that are inconsistent with the ownership of the Equipment by the applicable Lessor (other than, in the case of Equipment installed around certain towers and poles, customary marks necessary for identification purposes).

(b) Liens. At all times during the Term of each Equipment Lease, no Lessee shall directly or indirectly give or allow another Person to have a Lien over the Equipment or any Equipment Lease, other than Permitted Equipment Liens. Each Lessee shall promptly, at its own cost and expense, take such action as may be necessary to duly discharge or eliminate any such Liens (other than Permitted Equipment Liens) upon obtaining Knowledge thereof.

SECTION 2.4 Software and Other Rights. The Equipment may contain software in which none of the parties hereto have ownership or other proprietary rights (other than as licensee). Where required by a software owner or manufacturer, the relevant Lessee will enter into a license or other agreement for the use of the software. Any such agreement will be separate and distinct from each Equipment Lease, and the Lessors will have no rights or obligations thereunder except as otherwise provided herein or agreed by such owner or manufacturer in writing. To the extent that the applicable Lessor is deemed to be the owner or has rights in software related to the applicable Equipment by virtue of its ownership of the Equipment, and such rights are transferable by such Lessor, the applicable Lessor hereby grants to the applicable Lessee any such rights that such Lessor has (if any) to use such software during the Term of the applicable Equipment Lease. No separate license fee shall be payable by the applicable Lessees to the applicable Lessor in relation to such software. The Lessees acknowledge that no Lessor has made any representation or warranty to any Lessee as to any Lessor’s proprietary rights to, or ability to grant rights to any Lessee for, any software available on any Equipment.

SECTION 2.5 Term. The term (the “Term”) of each Equipment Lease shall commence on the relevant Equipment Lease Commencement Date and end on the relevant Equipment Lease Expiration Date.

SECTION 2.6 Rent and Other Payments.

(a) Rent. On each Equipment Lease Payment Date throughout the Term of each Equipment Lease, the applicable Lessees will pay or cause to be paid to the applicable Lessors the related Rental Payments by depositing such amounts into the Collection Account. Rental Payments are payable on the related Equipment Lease Payment Dates until the Equipment Lease for the related Equipment terminates. Once paid, each Rental Payment shall not be refundable for any reason. The Rental Payments shall be calculated in accordance with the methodology set forth in Schedule 1 hereto and the applicable Equipment Lease Schedule (which may be calculated using the Excel file contained in the Data Room entitled “Lease Rental Payment Schedule”). Each Rental Payment shall constitute a Quarterly Rental Payment or an Amortization Rental Payment, as further specified in each Equipment Lease Schedule.

(b) Electronic Fund Transfers. Lessees shall make all payments under all Equipment Leases by electronic funds transfer.

(c) Obligations Absolute. During the Term of each Equipment Lease, Lessees’ obligation to make the Rental Payments and other payments due under such Equipment Leases is absolute and unconditional and is not affected or reduced by:

(i) any Lessee being unable to use the Equipment;

(ii) the Equipment being damaged, lost, stolen, not in the possession of any Lessee, or not working at any time;

(iii) any Permitted Disposition;

(iv) any set-off, counterclaim or other right any Lessee has or claims to have against any Lessor or another Person; or

(v) any Lessor’s title to or ability to grant rights to use software being defective for any reason, or the unavailability of any required software to any Lessee.

The Lessees shall have no right to set off or otherwise reduce any Rental Payment based on any claims a Lessee may have against any Lessor or any other Person. However, no Lessee shall be impaired in the exercise of any right it may have to assert and sue upon any valid claim it may have against the applicable Lessor in a separate action.

SECTION 2.7 Early Termination. Prior to the three (3) month anniversary date of the Equipment Lease Commencement Date of an Equipment Lease, the applicable Lessee may not terminate the Equipment Lease for any reason. Thereafter, provided that no Lease Event of Default is then continuing, the applicable Lessee shall have the option to terminate its applicable Equipment Lease with respect to all but not less than all of the Equipment covered by the Equipment Lease upon the following terms and conditions:

(a) If the Lessee desires to exercise this option, it shall give the applicable Lessor and the Lessor Agent written notice of its exercise of this option at least sixty (60) days before the effective date of termination (the “Termination Date”). The Termination Date may be any Equipment Lease Payment Date but not any other date.

(b) On the Termination Date, the Lessee shall pay, in cash, all Rental Payments and other sums then due on such date, plus the Termination Amount for the applicable Equipment as of such date. Upon receipt by the applicable Lessor of such amount, the applicable Lessor shall reconvey to the applicable Lessee all right, title and interest in and to the applicable Equipment free and clear of all Liens created by or through any Lessor.

SECTION 2.8 Purchase Option; Return of Equipment. At the end of the Term of an Equipment Lease, the applicable Lessee may (i) purchase all but not less than all items of Equipment covered by such Equipment Lease for the purchase price of $1.00 or (ii) return all but not less than all such items of Equipment to the Lessor Agent pursuant to procedures agreed between the applicable Lessee and the Lessor Agent (it being understood that the return of such items of Equipment shall not excuse such Lessee from its obligation under this Lease to pay any Rental Payments, Liquidated Damages, Enforcement Costs or other amounts owing to the Lessors under this Lease); provided that no Lessee may exercise its option to purchase any

Equipment under clause (i) of this Section 2.8 if, under Section 3.1(a), Section 3.1(b), Section 3.1(e) or Section 3.1(f) (with respect to Section 3.1(f), due to the Guarantor’s failure to pay any amount due and payable under the Guaranty), any Lease Default or Lease Event of Default has occurred and is continuing unless (x) such Lease Default or Lease Event of Default (other than a Lease Default or Lease Event of Default under Section 3.1(e)) is cured concurrently with the purchase of such Equipment and (y) the Lessees shall have paid any outstanding Enforcement Costs under Section 3.2(d).

SECTION 2.9 Quiet Enjoyment.

The applicable Lessor covenants that during the Term of an Equipment Lease, so long as no Lease Event of Default shall have occurred and be continuing, neither the applicable Lessor nor any Person claiming any interest in the Equipment by, through or under the applicable Lessor shall disturb the applicable Lessee’s quiet enjoyment of the Equipment.

ARTICLE III

LEASE EVENTS OF DEFAULT

SECTION 3.1 Lease Events of Default.

A Lease Event of Default occurs if:

(a) any Lessee (or the Guarantor on its behalf) fails to make any Rental Payment within five (5) Business Days following the due date thereof;

(b) any Lessee (or the Guarantor on its behalf) fails to pay any other amount (other than as set forth in Section 3.1(a) (Lease Events of Default)) due and payable under this Agreement or an Equipment Lease unless such breach is remedied within 10 Business Days following the date on which written notice of such failure shall have been received by such Lessee from any Lessor;

(c) any Lessee breaches Section 2.3(b) (Liens), Section 4.1(a) (Indemnities) or Section 7.7 (Notification of Default) of this Agreement, and such breach is not remedied within 10 Business Days of the date on which written notice of such failure shall have been received by such Lessee from any Lessor;

(d) any Lessee or the Guarantor breaches any other representation, warranty, covenant or other provision of this Agreement or any other Lease Document in any material respect (other than as specified in paragraphs (a), (b), (c) above and (f)), and such breach is not remedied within 30 days of the date on which written notice of such failure shall have been received by such Lessee or Guarantor from any Lessor;

(e) the occurrence of an Insolvency Event with respect to any Lessee or the Guarantor;

(f) (i) the Guarantor fails to pay any amount due and payable under the Guaranty, or the Guaranty is terminated or ceases to be in full force and effect for any reason

(other than termination in accordance with its terms) before the Final Settlement Date , unless such breach is remedied within five (5) Business Days of the date on which written notice of such failure shall have been received by Guarantor or Lessee from any Lessor or (ii) the Guaranty shall be asserted in writing by any Lessee or the Guarantor not to be in effect or not to be legal, valid and binding obligations;

(g) a Change of Control has occurred;

(h) (i) any Lessee, the Guarantor or SCI shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but without any further lapse of time) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(i) one or more judgments for the payment of money shall be rendered against any Lessee, SCI or the Guarantor in an aggregate amount in excess of $250,000,000 and, in either case, the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the respective Lessee, SCI or the Guarantor to enforce any such judgment.

SECTION 3.2 Remedies.

(a) If a Lease Event of Default occurs with respect to any Equipment Lease, any Lessor may, while such Lease Event of Default is continuing, subject to the terms of the Intercreditor Agreement, with (1) if the Senior Loan is outstanding, the consent of the Senior Administrative Agent, (2) if the Senior Loan is not outstanding but the Tranche A Loan is outstanding, the consent of the Tranche A Administrative Agent, (3) if neither the Senior Loan nor the Tranche A Loan is outstanding but the Tranche B Loan is outstanding, the consent of the Tranche B Administrative Agent or (4) if none of the Senior Loan, the Tranche A Loan or the Tranche B Loan is outstanding but any amount of the Tranche C Loan is outstanding, the consent of the Tranche C Administrative Agent, exercise any one or more of the following remedies with respect to such Equipment Lease and any or all other Equipment Leases to which any Lessor is then a party: (i) proceed at law or in equity, to enforce specifically Lessees’ performance or to recover damages; (ii) declare each such Equipment Lease in default, and terminate each such Equipment Lease or otherwise terminate the applicable Lessees’ right to use the Equipment and Lessees’ other rights, but not its obligations, thereunder, and the applicable Lessees shall, if any Lessor requests, return the Equipment to the applicable Lessor in accordance with the terms of Section 2.8 of this Agreement; (iii) use the applicable Lessee’s owned premises for storage at the location where the Equipment resides without liability; (iv) sell, re-lease or otherwise dispose of any or all of the Equipment, whether or not in any Lessor’s possession, at public or private sale, including, without limitation, in accordance with the terms of the Purchase Agreement, with or without notice to the applicable Lessee, and apply or retain the net proceeds of such disposition to the obligations and indebtedness (including any Liquidated Damages) of such Lessee owing under this Agreement and each Equipment Lease Schedule (including obligations and indebtedness of such Lessee as a joint and several obligor pursuant to Section 11.13(a)), with the applicable Lessee remaining liable for any deficiency and with any excess being for the account of the applicable Lessee; (v) enforce any or all of the preceding remedies with respect to any related Lessee Collateral, and apply any deposit or other cash collateral, or any proceeds of any such Lessee Collateral, at any time to reduce any amounts due to any Lessor; (vi) demand and recover from the applicable Lessee all Liquidated Damages; and (vii) exercise any and all other remedies allowed by applicable law, including the UCC.

(b) If a Lease Event of Default occurs with respect to any Equipment Lease, upon demand by any Lessor in accordance with Section 3.2(a) while such Lease Event of Default is continuing, the applicable Lessee shall pay to the Lessors the Termination Amount under the applicable Equipment Lease(s) (determined as of the last Equipment Lease Payment Date prior to the occurrence of the subject Lease Event of Default), together with all Rental Payments then due under the related Equipment Leases as of such determination date, and all Enforcement Costs (defined in Section 3.2(d)) (collectively, the “Liquidated Damages”). Lessees hereby acknowledge that the Liquidated Damages are damages to be paid in lieu of future Rental Payments and are reasonable in light of the anticipated harm arising by reason of a Lease Event of Default, and are not a penalty. Upon the occurrence of the Lease Event of Default described in Section 3.1(e) hereof, the remedy provided in Sub-Clause (vii) in Clause (a) above shall be automatically exercised without the requirement of prior written notice to the applicable Lessee or of any other act or declaration by any Lessor, and the Liquidated Damages described herein shall be immediately due and payable.

(c) If the applicable Lessor receives from a Lessee the Liquidated Damages under this Section 3.2, it shall reconvey all right, title and interest in and to the applicable Equipment to the applicable Lessee.

(d) Unless already specifically provided for in Section 3.2(b), if a Lease Event of Default occurs with respect to any Equipment Lease, Lessees shall also be liable for all of the following (“Enforcement Costs”): (1) all unpaid Rental Payments due before, during or after exercise of any of the foregoing remedies, and (2) while the Lease Event of Default is continuing: all reasonable legal fees (including consultation, drafting notices or other documents, expert witness fees, sending notices or instituting, prosecuting or defending litigation or arbitration) and other enforcement costs and expenses incurred by reason of any Lease Default or Lease Event of Default or the exercise of Lessors’ rights or remedies, including all expenses incurred in connection therewith, and all other pre-judgment and post-judgment enforcement related actions taken by any Lessor or any actions taken by any Lessor in any bankruptcy case involving any Lessee, the Equipment, or any other Person.

(e) While a Lease Event of Default is continuing, Lessor Agent may elect, upon written notice to the Lessees, to have all amounts then due and owing hereunder, from the date of such election until such amounts are received by Lessors, bear interest at a per annum interest rate that is the lesser of (1) 2.0% plus the per annum implicit rate of interest in the Quarterly Rental Payment calculation on Schedule 1 hereto or (2) the maximum rate permitted by applicable law (the “Default Rate”); provided, however, that if such Lease Event of Default occurs under Sections 3.1(a), 3.1(b), 3.1(e) or 3.1(f), such interest shall accrue immediately upon the occurrence of such Lease Event of Default, without the requirement of any election by, notice from or other action of any Lessor.

(f) No right or remedy hereunder is exclusive and each may be used successively and cumulatively. Any failure to exercise the rights granted hereunder upon any Lease Default or Lease Event of Default shall not constitute a waiver of any such right. No extension of time for payment or performance of any of Lessees’ obligations hereunder shall operate to release, discharge, modify, change or affect the original liability of any Lessee for such obligations, either in whole or in part. In any action to repossess any Equipment or other Lessee Collateral, Lessees waive any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lessors’ intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor or any other notice whatsoever (other than as expressly set forth herein) are waived by Lessees. Any notice given by any Lessor of any disposition of the Equipment or any Lessee Collateral or other intended action of any Lessor which is given in accordance with the Equipment Lease at least ten (10) Business Days prior to such action, shall constitute fair and reasonable notice of such action. The execution of an Equipment Lease shall not constitute a waiver by any Lessor of any pre-existing Lease Default or Lease Event of Default.

(g) With respect to any disposition of any Equipment pursuant to this Section 3.2, (i) no Lessor shall have any obligation, subject to the requirements of commercial reasonableness, to clean-up or otherwise prepare the same for disposition, (ii) Lessors shall comply with any applicable law in connection with any such disposition, and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any disposition thereof, (iii) Lessors may disclaim any title or other warranties in connection with any such disposition, (iv) if any Lessor purchases any of the Equipment or Lessee Collateral at a public or private sale pursuant hereto, any Lessor may pay for the same by crediting some or all of the applicable Lessee’s obligations under any Equipment Lease, and (v) Lessees shall remain responsible for any deficiency remaining after any Lessor’s exercise of its remedies and application of any funds or credits against the applicable Lessee’s obligations under any Equipment Lease.

(h) Notwithstanding anything herein to the contrary, in the event that the Sale Notice (as defined in the Purchase Agreement) has been delivered to the purchaser under the Purchase Agreement in accordance with Section 3.01(h) of the Intercreditor Agreement, each Lessor hereby agrees that it shall not exercise any rights or remedies in respect of any of the Lessee Collateral unless the purchaser under the Purchase Agreement has defaulted on any of its obligations to purchase the Equipment in accordance with the terms of the Purchase Agreement, including, without limitation, its obligation to timely pay the purchase price thereunder in full to the Collection Account. In the event that the purchaser under the Purchase Agreement has purchased the Equipment in accordance with the terms of the Purchase Agreement, then so long as the Purchaser continues to own the Equipment, the Purchaser shall, in accordance with and subject to the terms of the Purchase Agreement, control all rights and remedies in respect of any of the Lessee Collateral without the approval or consent of any Person, including, without limitation, the Applicable Parties.

ARTICLE IV

INDEMNITIES

SECTION 4.1 Indemnities.

(a) Lessees hereby jointly and severally indemnify each of the Lessors, and any of their respective successors, assigns, creditors (including any agent for a group of creditors; provided that the Lessees’ obligation to indemnify the expenses of any such agent under this Section 4.1(a) shall be limited to the expenses of two agents for each class of creditors) and pledgees, and their respective employees, officers, directors and equityholders (each a “Lessee Indemnitee”) and hold any Lessee Indemnitee harmless from, any and all losses, claims, damages, liabilities, charges, penalties, levies and related expenses (including the reasonable and documented fees and expenses of counsel for Lessors or any other Lessee Indemnitee), including, on account of funds borrowed, contracted for or used to fund any amount payable by a Lessee Indemnitee in connection with the purchase or the lease of any Equipment subject to an Equipment Lease or proceedings related thereto (the “Liabilities”) incurred by any Lessee Indemnitee, without duplication of any other amount paid, as a result of:

(i) an Equipment Lease (or any part of it) being void, voidable or unenforceable for any reason;

(ii) the Equipment being lost, stolen, damaged, or destroyed by, or confiscated from, in each case, any Lessee;

(iii) any sublease of any item of Equipment;

(iv) any information provided by or on behalf of a Sprint Party or any Affiliate for inclusion in an Equipment Lease Schedule being incorrect;

(v) an Equipment Lease terminating in relation to some or all of the Equipment before the end of the Term of that Equipment Lease, except as otherwise expressly contemplated under this Agreement;

(vi) any failure by a Lessee to comply with any of its obligations in the Lease Documents to which it is a party;

(vii) any Lease Event of Default; or

(viii) the ordering, acquisition, delivery, installation, operation or rejection of the Equipment, the possession of any property to which it may be attached from time to time, maintenance, use, condition, ownership or operation of any item of Equipment, and by whomsoever owned, used, possessed or operated, during the Term of any Equipment Lease with respect to that item of Equipment, the existence of latent and other defects (whether or not discoverable by a Lessor or a Lessee) any claim in tort for negligence or strict liability, and any claim for patent, trademark or copyright infringement, or the loss, damage, destruction, theft, removal, return, surrender, sale or other disposition of the Equipment, or any item thereof, including claims involving or alleging environmental damage, or any criminal or terrorist act, or for whatever other reason whatsoever;

provided, however, Lessees’ indemnity will not extend to any Liability to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of any Lessee Indemnitee.

(b) Indemnity Continuing. Lessees’ indemnity is a continuing obligation, separate and independent from Lessees’ other obligations. Lessees’ indemnity continues after an Equipment Lease ends or is terminated and it is not necessary for any Lessor or any other Lessee Indemnitee to incur an expense or cost or make a payment before it enforces a right of indemnity.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Parties hereto shall not assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential (including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby (save for claims in connection with breaches of confidentiality).

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions Precedent. The purchase from, and lease to, Lessees of Equipment on the applicable Lease Closing Date, shall be subject to the satisfaction of, or the waiver in writing by, the Lessor Agent of each of the conditions precedent set forth below:

(a) the applicable Lessee has provided the Agreed Schedule Information with respect to all Equipment to be subject to an Equipment Lease;

(b) immediately prior to the sale under the Sale Agreements, each applicable Lessee is the sole owner of unencumbered legal and beneficial title to each item of Equipment that is to be subject to such Equipment Lease;

(c) the representations and warranties of each Sprint Party set forth in Article VI or in any other Lease Document are true and correct in all material respects on and as of the Lease Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such earlier date;

(d) no Lease Event of Default has occurred and is continuing;

(e) all Lease Documents have been executed and delivered to Lessor Agent;

(f) Lessor Agent has received evidence of the insurance required to be maintained under this Agreement;

(g) Lessor Agent has received an Opinion of Counsel to the applicable Lessee, covering such matters as are customary in transactions of this type in form and substance reasonably acceptable to Lessor Agent;

(h) on the initial Lease Closing Date, Lessor Agent has received a certification by the Chief Financial Officer of the Guarantor that immediately after giving effect to the Master Lease Agreement and transactions contemplated hereby, the Guarantor and its Subsidiaries, taken as a whole, are Solvent; and

(i) Lessees shall have obtained any approvals, legal opinions, filings or other documents reasonably requested by the applicable Lessor.

Lessees acknowledge and agree that this Agreement is not a committed facility and that no Lessor is obligated to purchase or lease any Equipment to any Lessee or enter into any Equipment Lease.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Lessee represents and warrants to each Lessor that, as of the Lease Closing Date (with reference to the circumstances existing on each such date):

SECTION 6.1 Organization and Good Standing. It has been duly organized or incorporated in, and is validly existing as a corporation, exempted company, partnership or limited liability company, as applicable in good standing under the Laws of its jurisdiction of organization or incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted, except to the extent that the failure to have such power and authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.2 Due Qualification. It is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which its ownership or lease of property or the conduct of its business (including its obligations under this Agreement) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.3 Power and Authority; Due Authorization It (i) has all necessary power and authority to (A) execute and deliver this Agreement and each Equipment Lease and (B) carry out the terms of and perform its obligations under this Agreement and each Equipment Lease, and (ii) has duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, the execution, delivery and performance of this Agreement and each Equipment Lease.

SECTION 6.4 Binding Obligations This Agreement and each Equipment Lease constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6.5 No Violation. The due execution, delivery and performance by it of this Agreement and each Equipment Lease and the performance of the transactions contemplated hereby and thereby do not (i) violate or result in a default under, (A) its articles or certificate of incorporation, memorandum and articles of association, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, as applicable or (B) in the context of the transactions contemplated by this Agreement and the other Lease Documents, any material indenture, agreement or instrument binding on it, including lease agreements with tower companies related to the Equipment and the National Security Agreement, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or instrument, except for any Lien that arises under the Loan Documents, or (iii) violate in any material respect any Law applicable to any Sprint Party or any Sprint Party’s properties. The transfer of the Equipment by the Lessors to the Purchaser in accordance with the terms of the Purchase Agreement will not violate the terms of the National Security Agreement or violate in any material respect any Law applicable to any Sprint Party or any Sprint Party’s properties. No Lease Default or Lease Event of Default has occurred and is continuing.

SECTION 6.6 No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its Knowledge, threatened in writing against it (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) seeking to prevent the consummation of the purposes of this Agreement or the transactions contemplated hereby.

SECTION 6.7 Licenses and Approvals No license, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) its due execution, delivery and performance of this Agreement or any Equipment Lease or the transactions contemplated hereby and thereby or (ii) the transfer of the Equipment by the Lessors to the Purchaser in accordance with the Purchase Agreement, including without limitation CFIUS or the CFIUS Mitigation Agencies, in each case, that has not been made or obtained other than registrations and notifications that are permitted to be obtained after the applicable Lease Closing Date, which it shall obtain or cause to be obtained within the statutorily prescribed timeframe.

SECTION 6.8 Software Licenses The execution and performance of the Sale Agreements and the Equipment Leases do not infringe any licenses or other agreements for the use of the software connected to the Equipment.

SECTION 6.9 Reserved.

SECTION 6.10 Compliance with Laws and Agreements. Each Lessee is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.11 Investment Company Status. No Lessee is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.12 Disclosure. None of the reports or other information contained in the Data Room with respect to the Equipment, taken together with any information contained in the public filings made by Sprint with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 6.13 Solvency. No Lessee is the subject of an Insolvency Event.

SECTION 6.14 Sanctions. None of the Lessees nor any of their respective directors or officers: (i) is a Restricted Party; (ii) has received written notice of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority, (iii) directly or indirectly, is conducting any trade, business or other activities with or for the benefit of any Sanctioned Person, or (iv) is or ever has been in breach of or subject to any claim, action, suit, proceeding or investigation with respect to Sanctions.

SECTION 6.15 Perfection. The security interests in the Lessee Collateral granted to the Lessors hereunder constitute valid security interests in the Lessee Collateral, securing the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessees to Lessors under this Agreement, now existing or hereafter created.

Upon the filing of the UCC financing statement, naming the applicable Lessee as “debtor”, naming the applicable Lessor as “secured party” and describing the Lessee Collateral, in the filing office of the state of formation of the applicable Lessee, the security interests in the Lessee Collateral granted by the applicable Lessee to the applicable Lessor will constitute a perfected security interest therein, prior to all other Liens.

Other than the security interest granted to the Lessors hereunder, none of the Lessees has pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Lessee Collateral. Except in connection with Permitted Liens created pursuant to the Loan Documents, no Lessee has authorized the filing of any financing statements against such Lessee that include a description of collateral covering the Lessee Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Lessors on or prior to the date hereof.

ARTICLE VII

COVENANTS

At all times from the initial Lease Closing Date to the Final Settlement Date, unless Lessor Agent shall otherwise consent in writing:

SECTION 7.1 Reporting Requirements, Data Room Payment. Lessees shall maintain the Data Room at the url specified in the definition thereof, which shall be accessible at all times by each of the Lessors, the Senior Lenders, the Tranche A Subordinated Lenders, the Tranche B Subordinated Lenders, the Tranche C Subordinated Lender, the Senior Security Agent, the Senior Administrative Agent, the Tranche A Security Agent, the Tranche A Administrative Agent, the Tranche B Administrative Agent, the Tranche B Security Agent, the Tranche C Administrative Agent, the Tranche C Security Agent and the Purchaser. On the initial Lease Closing Date, the Data Room shall contain, among other things, a list of each individual item of Equipment (including identifying which Equipment is serialized (it being understood that such list was prepared as of March 31, 2016, contains data as of November 30, 2015 and generally represents the most recent list of Equipment and remains subject to change in accordance with, and as permitted by, this Agreement)), the Fair Market Value for such Equipment and a copy of the KPMG Report. At all times, the Data Room shall contain the excel file entitled “Network Equipment by Entity 12-31-2015.xlsx” and no Lessee shall alter, revise or otherwise modify any of the information set forth in such file. No later than thirty (30) days following the end of each calendar quarter, Lessees shall update the information contained in the Data Room, taking into account any Permitted Dispositions and other sales, leases, transfers or other disposals of the Equipment that occurred during such calendar quarter and any repairs or replacements that occurred during such calendar quarter to any Equipment which constitutes serialized assets. No later than five Business Days following the date of each such update or the date on which the Lessees should have updated the Data Room in accordance with the immediately preceding sentence, to the extent the Fair Market Value of the Equipment has decreased by an amount in excess of $35,000,000 during the prior 12-month period as compared to the Fair Market Value of all of the Equipment as of December 31, 2015 (or, with respect to periods ending after March 31, 2017, as compared to the Fair Market Value of all of the Equipment as of the first day of the applicable 12-month period), the Lessees shall pay or cause to be paid to the Lessors an amount equal to such excess by depositing such amount into the Collection Account (excluding, for the avoidance of doubt, any excess amounts previously paid); provided that in lieu of making all or a portion of such payment in cash, on such date, the Lessees may transfer and assign all of their right, title and interest in and to replacement equipment to one or more Lessors so long as (i) such replacement equipment is similar to the Equipment, (ii) the fair market value of such replacement equipment (based on the cost of such replacement equipment) is equal to or greater than the total amount or portion of such payment, as applicable, (iii) such replacement equipment constitutes Eligible Equipment as of such date and the applicable Lessors shall have a valid and perfected security interest in such replacement equipment, (iv) the Lessees have executed all documentation and taken all other actions to ensure that all of their right, title and interest in and to such replacement equipment is transferred and assigned to such Lessors and (v) the Lessees have uploaded all supporting documentation in respect of such replacement equipment to the Data Room. Upon such transfer and assignment, such replacement equipment shall become Equipment hereunder. Any payment made by the

Lessees pursuant to this Section 7.1 shall be applied ratably among the Equipment Lease Schedules based on the OpCo Applicable Percentages (as defined in the Equipment Lease Schedules) and shall also include all amounts necessary to compensate the Lessors for the loss, cost and expense attributable to such payment. Furthermore, the Lessees shall promptly upload to the Data Room any other information relating to the Equipment, including, but not limited to, information required to be furnished or updated pursuant to the Purchase Agreement, that is reasonably requested by any of the Lessors, the Senior Lenders, the Tranche A Subordinated Lenders, the Tranche B Subordinated Lenders, the Tranche C Subordinated Lenders, the Senior Security Agent, the Senior Administrative Agent, the Tranche A Security Agent, the Tranche A Administrative Agent, the Tranche B Administrative Agent or the Tranche B Security Agent, the Tranche C Administrative Agent, the Tranche C Security Agent and the Purchaser. Notwithstanding the foregoing, no Lessee shall be required to upload any information to the Data Room to the extent that such Lessee has determined in good faith it is prohibited from furnishing such other information by any Law or a Contractual Obligation of confidentiality. In the event the Data Room is not accessible for more than ten (10) consecutive days, within five (5) Business Days after the end of such ten day period, the Lessees shall (i) establish a replacement data room, (ii) upload on such replacement data room all information that was available on the Data Room as of the date that it ceased to be accessible and (iii) notify each of the Lessors, the Senior Lenders, the Tranche A Subordinated Lenders, the Tranche B Subordinated Lenders, the Tranche C Subordinated Lender, the Senior Security Agent, the Senior Administrative Agent, the Tranche A Security Agent, the Tranche A Administrative Agent, the Tranche B Administrative Agent, the Tranche B Security Agent, the Tranche C Administrative Agent, the Tranche C Security Agent and the Purchaser of the establishment of such replacement data room. The Lessees shall ensure that the foregoing Persons have access at all times to such replacement data room. Thereafter, such replacement data room shall constitute the “Data Room” for all purposes under the Transaction Documents.

SECTION 7.2 Preservation of Existence. Each Lessee shall (i) do all things necessary to remain duly organized, validly existing and qualified in good standing in its jurisdiction of organization, except where the failure to qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that any Lessee may merge, consolidate or liquidate into any other Lessee or any other Person, so long as such Person assumes all of the obligations of the Lessee under this Agreement and the other Lease Documents, in each case, so long as (i) the Lessors, the Senior Security Agent, the Tranche A Security Agent and the Tranche B Security Agent and the Tranche C Security Agent shall have received 30 days’ prior written notice thereof, (ii) no Lease Event of Default or Lease Default has occurred and is continuing or would result immediately after giving effect thereto, (iii) the Lessees shall have taken all actions necessary or desirable to ensure that the Lessors shall continue to have a valid and perfected first priority security interest in the Lessee Collateral, including, without limitation, the filing of any UCC financing statements and (iv) the Lessors and the Applicable Parties receive such additional certifications as Lessor Agent or the Applicable Parties, respectively, shall reasonably request.

SECTION 7.3 Compliance with Laws and Agreements. Each Lessee shall comply with all applicable Laws, regulations, policies and orders of any Governmental Authority applicable to it, its property or its performance under this Agreement (including, without limitation, all applicable telecommunication, national security and FCC regulations, the U.S. Foreign Corrupt Practices Act and international anti-money laundering laws applicable to it) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.4 [Reserved].

SECTION 7.5 Furnishing of Information. Promptly following any reasonable request by a Lessor, Lessees shall furnish or cause to be furnished to Lessor Agent such information with respect to the Lessee Collateral as any Lessor may reasonably request; provided Lessees shall not be required to furnish any information to the extent that any Lessee has determined in good faith it is prohibited from furnishing such other information by any Law or a Contractual Obligation of confidentiality.

SECTION 7.6 Inspection of Records. Upon reasonable advance notice by any Lessor to the applicable Lessee, the applicable Lessee shall, at any time and from time to time during regular business hours, as requested by any Lessor permit the Lessor Agent or any of its agents or representatives, at the expense of Lessees (provided that unless a Lease Event of Default shall have occurred and is continuing, Lessees shall not be responsible for the expense of any such inspections other than one (1) inspection per year by the Lessor Agent) (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) reasonably related to Lessee Collateral (including books, records and documents relating to the calculation of the fair market value of replacement equipment under Section 7.1), and (ii) to visit the offices of Lessees for the purpose of examining such materials described in clause (i) and to discuss matters reasonably related to the Equipment Leases and Lessees’ performance hereunder and under the other Lease Documents to which any applicable Lessee is a party with any of the officers, directors, relevant employees or independent public accountants of the relevant Lessee having Knowledge of such matters. Lessor Agent and such agents and representatives shall be bound to treat any information received pursuant to this Section 7.6 as confidential.

SECTION 7.7 Notification of Default. Lessees shall furnish to Lessor Agent as soon as possible and in any event within two (2) Business Days after any Lessee obtains Knowledge of (A) the occurrence of any Lease Event of Default or Lease Default, a statement by an appropriate officer of the relevant Lessee setting forth details of such Lease Event of Default or Lease Default and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) any litigation, investigation, proceeding or fact or circumstance that may exist at any time between it and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding by or before any Governmental Authority to which it is a party with respect to this Agreement or any other Lease Document, notice of such litigation, investigation or proceeding and (C) the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

SECTION 7.8 Use and Maintenance of Equipment.

(a) Each Lessee shall use the Equipment solely in the continental United States and Hawaii and in the conduct of its business, for the purpose for which the Equipment was designed, and operate, maintain, service and repair the Equipment in accordance and consistent with common industry practices but in any event, to no lesser standard than that employed by the Lessees for comparable equipment owned or leased by them. If a Lessee relocates one or more items of Equipment to a region covered by another Lessee, then, at the request of the applicable Lessee, the Parties will work together in good faith to amend the Lease Documents to transfer the relocated Equipment from the then-current Equipment Lease Schedule to another applicable Equipment Lease Schedule.

(b) Each Lessee will, in accordance with its ordinary course business practices and the standard of conduct set forth in Section 7.8(a), repair and replace any parts of the Equipment which become worn out, lost, destroyed, damaged beyond repair or otherwise unfit for use. The Equipment may be moved by the applicable Lessee, so long as such action does not have a Material Adverse Effect on the applicable Lessor or its successors, assigns or pledgees or their respective interests in such Equipment. Any Lessee may sell, lease, transfer or dispose of any Equipment to any other Lessee, and any Lessee may sublease any Equipment to any other Subsidiary of Sprint (each Subsidiary that subleases any Equipment from a Lessee, a “Subsidiary Sublessee”); provided, that (i) no sublease of any Equipment shall in any way discharge or diminish such Lessee’s obligations under this Lease and the applicable Equipment Lease Schedule (it being understood that such Lessee shall remain primarily liable hereunder for the performance of all the terms of this Lease and the applicable Equipment Lease Schedule as if such sublease had not occurred) or constitute a waiver of, or inhibit in any way, the Lessors’ rights or remedies hereunder or thereunder, (ii) (A) the rights of any Subsidiary Sublessee under any sublease entered into after the date hereof shall be expressly subject and subordinate to all the terms of this Lease and the applicable Equipment Lease Schedule and to any security interest created by the Lessors in the Lessors’ rights under this Lease and the applicable Equipment Lease Schedule and (B) the rights of such Subsidiary Sublessee under such sublease in and to the Equipment shall automatically terminate upon any sale of the Equipment by the Lessors (including a sale of the Equipment to the Purchaser under the Purchase Agreement) or upon any foreclosure under the Loan Documents of the Lessors’ rights under this Lease and the applicable Equipment Lease Schedule, (iii) such Subsidiary Sublessee, if not a Lessee, shall agree in any written sublease agreement entered into after the date hereof to indemnify and hold harmless each Lessee Indemnitee upon substantially the same terms that the Lessees have indemnified each Lessee Indemnitee in Section 4.1 and (iv) such Lessee shall upload a copy of any written sublease agreement entered into by such Lessee and the applicable sublessee after the date hereof to the Data Room no later than the next quarterly date on which the Lessees are required to update the information in the Data Room pursuant to Section 7.1. Within thirty (30) days after the initial Lease Closing Date, the Lessees shall obtain from each Subsidiary Sublessee as of the initial Lease Closing Date a written acknowledgment to the effect that (A) any sublease of the Equipment is expressly subject and subordinate to all the terms of this Lease and the applicable Equipment Lease Schedule and to any security interest created by the Lessors in the Lessors’ rights under this Lease and the applicable Equipment Lease Schedule and (B) the rights of such Subsidiary Sublessee under any sublease in and to the Equipment shall automatically terminate upon any sale of the Equipment by the Lessors (including a sale of the Equipment to the

Purchaser under the Purchase Agreement) or upon any foreclosure under the Loan Documents of the Lessors’ rights under this Lease and the applicable Equipment Lease Schedule. To the extent any Equipment will no longer be used in the business of the Lessees, Lessees may, as agent of the applicable Lessor, and without any consent required by such Lessor, sell, lease, transfer or otherwise dispose of any Equipment (a “Permitted Disposition”), provided, however, that the Lessees shall comply with the provisions of Section 7.1 and the obligations to make payments or substitute assets contained therein. Concurrently with any such Permitted Disposition, such Lessor shall be deemed to have reconveyed all right, title and interest in and to the Equipment that is the subject of the Permitted Disposition and all Liens created by or through any Lessor in such Equipment shall be automatically released.

(c) To the extent that any Equipment is located on land or tower facilities leased to a Lessee from a non-Sprint Party, the applicable Lessee will use commercially reasonable efforts to ensure that a valid and binding lease agreement with the relevant non-Sprint Party remains in effect during the Lease Term.

SECTION 7.9 Insurance. Lessees shall maintain all-risk insurance coverage with respect to the Equipment insuring against, among other things: (a) any loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism in an amount not less than the amount set forth on Exhibit B attached hereto and (b) any commercial liability arising in connection with the Equipment, including both bodily injury and property damage with a combined single limit per occurrence of not less than the amount specified in the applicable Equipment Lease Schedule. Lessees shall cause to be provided to Lessor Agent, prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lessor Agent of renewal or replacement coverage. The required certificates of insurance (including endorsements) shall (i) be in form and amount reasonably satisfactory to Lessor Agent and written by insurers of recognized reputation and responsibility satisfactory to Lessor Agent (but such insurer shall carry a current rating by A.M. Best Company of at least “A-” for a general policyholder and a financial rating of at least “VII”), (ii) be endorsed to name each of the applicable Lessor, the Lessor Agent, the Senior Administrative Agent, the Senior Security Agent, the Tranche A Administrative Agent, the Tranche A Security Agent, the Tranche B Administrative Agent, the Tranche B Security Agent, the Tranche C Administrative Agent and the Tranche C Security Agent as additional insured on any liability policy (but without responsibility for premiums) and shall name the Lessor Agent, the Senior Administrative Agent, the Senior Security Agent, the Tranche A Administrative Agent, the Tranche A Security Agent, the Tranche B Administrative Agent, the Tranche B Security Agent, the Tranche C Administrative Agent and the Tranche C Security Agent as lender’s loss payee, (iii) provide that any amount payable under the required all-risk property coverage shall be paid to the Collection Account and (iv) provide for thirty (30) days’ prior written notice to Lessor Agent, the Senior Security Agent, the Tranche A Security Agent, the Tranche B Security Agent and the Tranche C Security Agent by such insurer of cancellation, material change, or non-renewal. Lessees shall cause Sprint to maintain insurance policies consistent with Exhibit B attached hereto.

SECTION 7.10 Loss and Damage.

(a) The applicable Lessee shall bear the risk of loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Equipment and shall not be released from its obligations under any Equipment Lease in any such event.

(b) The applicable Lessee shall provide prompt written notice to Lessor Agent of any Total Loss or any material damage to Equipment with a Fair Market Value in excess of $35,000,000 in aggregate for all Equipment under all Equipment Leases over the prior twelve (12) month period; provided, however, that the Lessees shall be deemed to be in compliance with their obligations under this Section 7.10(b) if they update the Data Room in accordance with Section 7.1.

(c) Without limiting any other provision hereof, Lessees shall, in their commercially reasonable business judgment, repair all damage to any item of Equipment from any and all causes, other than a Total Loss, so as to cause it to be in the condition and repair required by this Agreement.

(d) “Total Loss” shall be deemed to have occurred to an item of Equipment upon: (1) the actual or constructive total loss of any item of the Equipment, (2) the loss, disappearance, theft or destruction of any item of the Equipment, or damage to any item of the Equipment that is uneconomical to repair or renders it unfit for normal use, or (3) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment which continues for the lesser of ninety (90) days or the remainder of the term of the applicable Equipment Lease, or the imposition of any Lien thereon by any Governmental Authority.

(e) The applicable Lessor shall be under no duty to the applicable Lessee to pursue any claim against any Person in connection with a Total Loss or other loss or damage to the Equipment.

SECTION 7.11 Cooperation with Lessors.

Lessees agree to cooperate with Lessors and their respective successors, assigns and pledgees and execute such documents as reasonably required by Lessors or their respective successors, assigns and pledgees in connection with (i) the transactions contemplated by the Loan Documents, (ii) any sale of any Equipment Lease or Equipment by Lessors and (iii) any exercise of remedies by the Senior Lenders, the Tranche A Subordinated Lenders, the Tranche B Subordinated Lenders or the Tranche C Subordinated Lender under the Loan Documents.

ARTICLE VIII

EXCLUSION OF LIABILITY; ACKNOWLEDGEMENT

SECTION 8.1 Exclusion of Liability.

(a) To the full extent permitted by any applicable Law, each Party disclaims and excludes all express or implied terms, conditions and warranties other than those set out herein, in each Equipment Lease and the other Lease Documents.

(b) THE EQUIPMENT IS LEASED HEREUNDER “AS IS, WHERE IS”. NO LESSOR SHALL BE DEEMED TO HAVE MADE, AND EACH LESSOR HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE EQUIPMENT, INCLUDING ANY PART, OR ANY MATTER WHATSOEVER, INCLUDING, AS TO EACH ITEM OF EQUIPMENT, ITS DESIGN, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY ANY LESSEE), COMPLIANCE OF SUCH ITEM WITH ANY APPLICABLE LAW, CONFORMITY OF SUCH ITEM TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE DOCUMENT OR TO THE DESCRIPTION SET FORTH IN THE RELATED EQUIPMENT LEASE SCHEDULE OR ANY OF THE OTHER EQUIPMENT LEASE DOCUMENTS, OR ANY INTERFERENCE OR INFRINGEMENT, OR ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE, NOR SHALL ANY LESSOR BE LIABLE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT; AND EACH LESSEE HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING. Without limiting the foregoing, no Lessor will be responsible to any Lessee or any other person with respect to, and (as among any Lessor, any assignee and any Lessee) each Lessee agrees to bear sole responsibility for, any risk or other matter that is the subject of Lessors’ disclaimer; and Lessors’ agreement to enter into this Agreement and any Equipment Lease is in reliance upon the freedom from and complete negation of liability or responsibility for the matters so waived or disclaimed herein or covered by the indemnity in this Agreement. So long as no Lease Event of Default has occurred, each Lessee may exercise the applicable Lessor’s rights, if any, under any warranty with respect to the Equipment. Each Lessee’s exercise of such rights shall be at its sole risk, shall not result in any prejudice to the applicable Lessor, and may be exercised only during the term of the related Equipment Lease. No Lessee shall attempt to enforce any such warranty by legal proceeding without the applicable Lessor’s prior written approval (which approval shall not unreasonably be withheld).

SECTION 8.2 Acknowledgments. Each Lessee acknowledges that:

(a) it has not relied on any Lessor’s skill or judgment in deciding to enter into any Equipment Lease;

(b) it has taken its own advice as to the taxation, accounting and financial consequences of entering into any Equipment Lease, and has not relied on any Lessor in relation to any of these matters;

(c) it does not enter into any Equipment Lease as trustee of any trust or settlement;

(d) it alone is responsible for examining the Equipment before accepting them and for satisfying itself of, among other things:

(i) their compliance with their description;

(ii) their condition, suitability and fitness for Lessee’s purposes; and

(iii) the validity of any manufacturer’s or dealer’s warranties or guarantees and entitlements to patents or other intellectual property rights; and

(e) except for any representation, warranty or undertaking that may be implied by Law, no Lessor has made any representation, warranty or undertaking about the condition or quality of any Equipment, their suitability or fitness for purpose, or their safety.

ARTICLE IX

LESSEE COLLATERAL

SECTION 9.1 Granting Clause to Lessors. In order to secure the prompt and full payment and performance as and when due of any and all obligations and indebtedness of Lessees to Lessors under this Agreement and each Equipment Lease Schedule (including obligations and indebtedness of each Lessee as a joint and several obligor pursuant to Section 11.13(a)), now existing or hereafter created, each Lessee hereby collaterally assigns to the applicable Lessor, and grants to the applicable Lessor a security interest, in, all of such Lessee’s right, title and interest in, to and under the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Lessee, and regardless of where located (all of which will be collectively referred to as the “Lessee Collateral”): the Equipment, all accessions to, substitutions for and replacements of the Equipment, all proceeds, including insurance proceeds and products of the Equipment and all books and records related thereto, all UCC financing statements and any other filings covering any collateral securing payment of the Equipment, all guaranties and indemnities supporting or securing payment of the Equipment and all subleases, warranties and service agreements relating to the Equipment.

SECTION 9.2 UCC Financing Statements. Each Lessee authorizes Lessor Agent to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices reasonably selected by Lessor Agent, listing the applicable Lessee as the debtor and applicable Lessor as the secured party, and describing the collateral covered thereby in such manner as Lessor Agent may elect, in each case without such Lessee’s signature. Each Lessee also hereby ratifies its authorization for Lessor Agent to have filed in any filing office any financing statements filed prior to the date hereof. Each Lessee acknowledges that the applicable Lessor is collaterally assigning to the Senior Security Agent, the Tranche A Security Agent, the Tranche B Security Agent and the Tranche C Security Agent all of the applicable Lessor’s right, title and interest in and to, but none of its obligations under this Agreement, the Equipment Leases and any UCC financing statements with respect to the Lessee Collateral filed hereunder or in connection herewith.

SECTION 9.3 No Assumption of Liability. The Lien on Lessee Collateral granted hereunder is given as security only and shall not subject any Lessor to, or in any way modify, any obligation or liability of the Lessees relating to any Lessee Collateral.

SECTION 9.4 Further Assurances. Promptly upon request, but not later than three Business Days thereafter, each Lessee shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as Lessor Agent reasonably deems appropriate under applicable Law to evidence or perfect its Lien on any Lessee Collateral, or otherwise to give effect to the intent of this Agreement.

SECTION 9.5 Power of Attorney. In addition to all of the powers granted to the Lessors in this Article IX, each Lessee hereby appoints and constitutes Lessor Agent and its successors, assigns and pledgees as such Lessee’s attorney-in-fact to sign Lessee’s name on any documents, instruments and other item consistent with the terms of this Agreement and the other Lease Documents which Lessor Agent or its successors, assigns or pledgees may deem necessary or advisable to accomplish the purposes hereof (but neither Lessor Agent (nor its successors, assigns or pledgees) shall be obligated to, and they shall have no liability to, any Lessee or any third party for failure to so do or take action), and, upon the occurrence and during the continuance of a Lease Event of Default, (i) to convey any item of Lessee Collateral to any purchaser thereof and (ii) to make any payment or take any action necessary or desirable to protect, collect or preserve any Lessee Collateral. Lessor Agent’s (and its successors’, assigns’ and pledgees’) authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Lessee Collateral and to take any other actions arising from or incident to the powers granted to Lessor Agent and its successors, assigns and pledgees under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

ARTICLE X

TAXES

SECTION 10.1 Consistency of Treatment. The Lessors and the Lessees shall treat and report the Equipment Leases consistently for all U.S. federal, state and local income tax purposes as provided in the Tax Matters Agreement.

SECTION 10.2 Responsibility for Taxes. The Sprint Parties shall be responsible for the payment of Taxes and the filing of Tax Returns as provided in the Tax Matters Agreement. Any Covered Taxes (as defined in the Tax Matters Agreement) which are not paid when due and which are paid by any Lessor shall, at Lessor Agent’s option, become immediately due from the applicable Sprint Party to the applicable Lessor.

SECTION 10.3 Payments. All payments made, or deemed made, pursuant to this Agreement shall be made free and clear of, and without deduction for, any Taxes except to the extent required by applicable law. Prior to withholding any Taxes other than Covered Taxes (as defined in the Tax Matters Agreement) from any payment hereunder, the applicable Lessee shall consult with Lessor Agent in good faith as to the withholding to be made.

SECTION 10.4 Gross Up. If a withholding or deduction of Taxes (other than Taxes imposed on the net income of any Lessor) is required by law, with respect to any payment made to any Lessor under an Equipment Lease during the Term of such Equipment Lease, the relevant Lessee(s) shall:

(a) withhold or deduct the required amount from the covered payment;

(b) pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(c) promptly forward to the recipient, with a copy to Lessor Agent, an official receipt or other documentation reasonably satisfactory to Lessor Agent evidencing such payment to such authority; and

(d) pay (or procure the payment of) to the applicable Lessor such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Lessor will equal the full amount the applicable Lessor would have received had no such withholding or deduction of Taxes been required, taking into account any deduction or withholding for Taxes imposed on any additional amounts payable pursuant to this Section 10.4.

SECTION 10.5 Tax Returns. Lessees shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns relating to each Lessor.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Amendments, etc.

No amendment or other modification of any provision of this Agreement, and no waiver of or consent to the departure of performance of any obligation of any Party hereto, shall be effective unless the same shall be in writing and signed by the Parties hereto and the Applicable Parties; provided that no such amendment, modification, waiver or consent shall adversely affect the rights or duties of the Purchaser hereunder or under any other Transaction Document without the prior written consent of the Purchaser. Any such amendment, other modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Each of the Senior Administrative Agent, the Tranche A Administrative Agent, the Tranche B Administrative Agent, the Tranche C Administrative Agent, the Senior Security Agent, the Tranche A Security Agent, the Tranche B Security Agent and the Tranche C Security Agent and the Purchaser shall be express third party beneficiaries of this Agreement, with the right to enforce any provisions of this Agreement as if it were a direct party hereto.

SECTION 11.2 No Implied Waiver.

No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 11.3 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five (5) calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this Section 11.3):

If to Lessor Agent or any Lessor, to:

c/o 48 Wall Street Holdco Services, Inc.

27th Floor,

New York, NY 10005

E-mail: Al.Fioravanti@tmf-group.com

with a copy to (which copy shall not constitute notice):

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

JP Tower

2-7-2 Marunouchi, Chiyoda-ku

Tokyo 100-0005, Japan

Attention: Financial Solution Division, Administrative Office

Email: eriko_karasaki@mufg.jp and shiho_takemoto@mufg.jp

with a copy to (which copy shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Boris Ziser, Esq.

Phone: (212) 756-2140

Fax: (212) 593-5955

E-mail: boris.ziser@srz.com

If to Guarantor or any Lessee:

c/o Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: VP Corporate Planning & Treasury

E-mail: Janet.Duncan@sprint.com

With a copy (which shall not constitute notice) to:

c/o Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Janet Duncan

VP Corporate Planning & Treasury

Phone: (855) 848-3280

E-mail: Janet.Duncan@sprint.com

c/o Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Jorge Gracia

General Counsel & SVP

Sprint Corporation

Phone: (855) 848-3280

E-mail: Jorge.Gracia@sprint.com

With a copy (which shall not constitute notice) to:

Rachel L. Rawson

Partner

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Office +1.216.586.7276

E-mail: Rlrawson@jonesday.com

SECTION 11.4 Binding Effect.

The parties to this Agreement may not assign any rights under this Agreement, except with the consent of the other parties to this Agreement; provided, that, any Lessor may pledge and collaterally assign its rights under this Agreement for the benefit of any finance parties, including the Lessors’ pledge and collateral assignment of all of the Lessors’ right, title and interest in and to, but none of its obligations under this Agreement, the Equipment Leases or any UCC financing statements with respect to the Lessee Collateral filed hereunder or in connection herewith to the Senior Security Agent under the Senior Security Agreement, to the Tranche A Security Agent under the Tranche A Security Agreement, to the Tranche B Security Agent under the Tranche B Security Agreement and to the Tranche C Security Agent under the Tranche C Security Agreement. Furthermore, any Lessor may assign all of its rights under this Agreement to the purchaser identified in the Purchase Agreement or otherwise in accordance with this Agreement.

SECTION 11.5 Third Party Rights.

This Agreement shall, to the extent provided herein, inure to the benefit of the Lessors and Lessors’ successors, assignees and pledgees. Each Party hereto acknowledges that Lessors’ rights under this Agreement may be assigned, and consents to such assignment and to the exercise of those rights directly by any such assignee. Each party hereto acknowledges that each of the Senior Administrative Agent, the Tranche A Administrative Agent, the Tranche B Administrative Agent and the Tranche C Administrative Agent (and, with respect to Section 4.1, each of the Senior Lenders, the Senior Security Agent, the Tranche A Subordinated Lenders, the Tranche A Security Agent, the Tranche B Subordinated Lenders, the Tranche B Security Agent, the Tranche C Subordinated Lender and the Tranche C Security Agent) shall be express third party beneficiaries of this Agreement, with the right to enforce any provisions of this Agreement as if it were a direct party hereto. Each Lessee hereby consents to the exercise of remedies by Lessors and Lessors’ successors, assignees and pledgees upon the occurrence and during the continuance of any Lease Event of Default. NO LESSEE SHALL ASSIGN, DELEGATE, TRANSFER OR ENCUMBER ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER OR UNDER ANY EQUIPMENT LEASE, OR ITS LEASEHOLD INTEREST OR ANY LESSEE COLLATERAL, SUBLET THE EQUIPMENT OR OTHERWISE PERMIT THE EQUIPMENT TO BE OPERATED OR USED BY, OR TO COME INTO OR REMAIN IN THE POSSESSION OF, ANYONE BUT LESSEES.

SECTION 11.6 Execution in Counterparts; Integration.

This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Lease Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings with respect hereto.

SECTION 11.7 Governing Law.

THIS AGREEMENT AND THE EQUIPMENT LEASES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

SECTION 11.8 Waiver of Jury Trial.

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE EQUIPMENT LEASES, ANY OTHER LEASE DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LEASE DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 11.9 Consent to Jurisdiction; Waiver of Immunities.

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LEASE DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 11.10 No Proceedings.

Each Lessee hereby agrees that it will not institute against any Lessor, or join any other Person in instituting against any Lessor, any proceeding of the type referred to in the definition of Insolvency Event from the Lease Closing Date until one year plus one day following the payment in full of the Senior Loan, Tranche A Loan, the Tranche B Loan and the Tranche C Loan. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such parties.

SECTION 11.11 Severability.

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.12 Lessor Agent. For purposes of this Agreement and each of the other Lease Documents, each Lessor (a) authorizes the Lessor Agent to (i) make such requests, give such notices and consents or furnish such certificates to the Parties to the Lease Documents or any other Person on behalf of each Lessor and (ii) take any other actions, in each case, as may be required or permitted by this Agreement and any other Lease Document on behalf of such Lessor and (b) authorizes the Parties to the Lease Documents and each such other Person to treat such requests, notices, certificates or consents given or made or actions taken by the Lessor Agent to have been made, given, furnished by or taken by the applicable Lessor for purposes of this Agreement and any other Lease Document. The Parties to the Lease Documents and each such other Person shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished or action taken by the Lessor Agent pursuant to the provisions of this Agreement or any other Lease Document as being made or furnished or taken by on behalf of, and with the effect of irrevocably binding, such Lessor. Each warranty, covenant, agreement and undertaking made on its behalf by the Lessor Agent shall be deemed for all purposes to have been made by the applicable Lessor and shall be binding upon and enforceable against such Lessor to the same extent as if the same had been made directly by such Lessor. Each Lessor hereby agrees that any request, notice or certificate that may be furnished by, or on behalf of, the Parties to the Lease Documents may be furnished to the Lessor Agent on such Lessor’s behalf.

SECTION 11.13 Joint and Several.

(a) The obligations of the Lessees hereunder and under Equipment Lease Schedules are joint and several. Each Lessee hereby, jointly and severally, absolutely, unconditionally and irrevocably agrees that it is fully liable, as primary obligor and not merely as surety, for the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with this Agreement, of all Rental Payments and any and all other payment obligations of the Lessees hereunder and under the Equipment Lease Schedules, whether existing on the date hereof or hereinafter incurred or created (collectively, the “Lease Obligations”). This Section 11.13 constitutes a guaranty of payment and not of collection.

(b) Each Lessee hereby waives, to the fullest extent permitted by law, and agrees not to assert any defense (other than defense of payment), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Section 11.13 are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Section 11.13, in each case except as otherwise agreed in writing by each of the Lessors and the Applicable Parties:

(i) the invalidity or unenforceability of any obligation of a Lessee or any other Lessee under any Lease Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Lease Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Lease Obligations or any part thereof;

(ii) the absence of (A) any attempt to collect any Lease Obligation or any part thereof from a Lessee or other action to enforce the same or (B) any action to enforce any Lease Document or any Lien thereunder;

(iii) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Lessee Collateral;

(iv) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against a Lessee or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Lease Obligation in or as a result of any such proceeding;

(v) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Lessee Collateral or any election following the occurrence and during the continuance of a Lease Event of Default by any Lessee to proceed separately against any Lessee Collateral in accordance with the Lessors’ rights under any applicable law; and

(vi) any other defense (other than a defense of payment), setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of a Lessee, or any other Lessee or any other Subsidiary of a Lessee, in each case other than the payment in full of the Lease Obligations (other than unasserted contingent indemnification obligations).

(c) Each Lessee hereby unconditionally and irrevocably waives to the fullest extent permitted by law and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Lease Obligation becoming immediately due and payable; and (d) any other notice in respect of any Lease Obligation or any part thereof, and any defense (other than a defense of payment in full of the Lease Obligations arising by reason of any disability or other defense of a Lessee or any other Lessee. Each Lessee further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against a Lessee or any other Lessee by reason of any Lease Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Lessee or set off any of its obligations to such other Lessee against obligations of such Lessee to such Lessee until payment in full of the Lease Obligations (other than unasserted contingent indemnification obligations). No obligation of any Lessee hereunder shall be discharged other than by payment in full of the Lease Obligations (other than unasserted contingent indemnification obligations) or by complete performance.

(d) Each Lessee hereby assumes responsibility for keeping itself informed of the financial condition of each other Lessee and any other guarantor, maker or endorser of any Lease Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Lease Obligation or any part thereof that diligent inquiry would reveal, and each Lessee hereby agrees that no Lessor, Senior Lender, Tranche A Subordinated Lender, Tranche B Subordinated Lender, Tranche C Subordinated Lender, Senior Administrative Agent, Tranche A Administrative Agent, Tranche B Administrative Agent, Tranche C Administrative Agent, Senior Security Agent, Tranche A Security Agent, Tranche B Security Agent or Tranche C Security Agent shall have any duty to advise any Lessee of information known to it regarding such condition or any such circumstances. In the event that any Lessor, Senior Lender, Tranche A Subordinated Lender, Tranche B Subordinated Lender, Tranche C Subordinated Lender, Senior Administrative Agent, Tranche A Administrative Agent, Tranche B Administrative Agent, Senior Security Agent, Tranche A Security Agent, Tranche B Security Agent or Tranche C Security Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Lessee, such Lessor, Senior Lender, Tranche A Subordinated Lender, Tranche B Subordinated Lender, Tranche C Subordinated Lender, Senior Administrative Agent, Tranche A Administrative Agent, Tranche B Administrative Agent, Tranche C Administrative Agent, Senior Security Agent, Tranche A Security Agent, Tranche B Security Agent, Tranche C Security Agent, shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Lessor, Senior Lender, Tranche A Subordinated Lender, Tranche B Subordinated Lender, Tranche C Subordinated Lender, Senior Administrative Agent, Tranche A Administrative Agent, Tranche B Administrative Agent, Tranche C Administrative Agent, Senior Security Agent, Tranche A Security Agent, Tranche B Security Agent or Tranche C Security Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Lessee.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized signatories as of the day and year first above written.

For and on behalf of:

AIRGATE PCS, INC.,

ALAMOSA MISSOURI, LLC,

ALAMOSA WISCONSIN, LLC,

APC REALTY AND EQUIPMENT COMPANY, LLC,

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC,

ENTERPRISE COMMUNICATIONS, LLC,

GEORGIA PCS MANAGEMENT, L.L.C.,

GULF COAST WIRELESS, LLC,

HORIZON PERSONAL COMMUNICATIONS, INC.,

INDEPENDENT WIRELESS ONE CORPORATION,

IPCS WIRELESS, INC.,

LOUISIANA UNWIRED, LLC,

PHILLIECO, LLC,

SOUTHWEST PCS, LLC,

SPRINT PCS ASSETS, L.L.C.,

SPRINT SPECTRUM EQUIPMENT COMPANY, L.P.,

SPRINT SPECTRUM L.P.,

SPRINT TELEPHONY PCS, L.P.,

SPRINTCOM EQUIPMENT COMPANY L.P.,

SPRINTCOM, INC.,

TEXAS TELECOMMUNICATIONS, LLC,

WASHINGTON OREGON WIRELESS, LLC,

jointly and severally, as Lessees

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

[Signature Page to the Master Lease Agreement]

For and on behalf of:

SELE I, LLC

SELE II, LLC

SELE III, LLC

SELE IV, LLC

SELE V, LLC

SELE VI, LLC

SELE VII, LLC

SELE VIII, LLC

SELE IX, LLC

SELE 10, LLC

SELE XI, LLC

SELE XII, LLC,

jointly and severally, as Lessors

By:	/s/ Albert J. Fioravanti
Name:	Albert J. Fioravanti
Title:	President

This is Counterpart No. [    ] of a total of 5 counterparts. Only Counterpart No. 1 shall be considered chattel paper for purposes of the Uniform Commercial Code and a security interest may be perfected only by Counterpart No. 1.

[Signature Page to the Master Lease Agreement]

APPENDIX A

DEFINITIONS

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Schedule Information” means, with respect to an Equipment Lease:

(a) a description of the Equipment to be subject to such Equipment Lease complete with serial numbers for each item of Equipment;

(b) the Equipment Lease Commencement Date;

(c) the Equipment Lease Term;

(d) the Equipment Lease Expiration Date;

(e) the Equipment Lease Payment Dates;

(f) the Rental Payments due under the Equipment Lease; and

(g) the Termination Amounts.

“Agreement” has the meaning given to that term in the preamble.

“Amortization Rental Payment” shall mean a Rental Payment defined as an Amortization Rental Payment as specified in an Equipment Lease Schedule.

“Applicable Parties” means collectively, (i) the Senior Administrative Agent, if the Senior Loan is outstanding, (ii) the Tranche A Administrative Agent, if the Tranche A Loan is outstanding, (iii) the Tranche B Administrative Agent, if the Tranche B Loan is outstanding and (iv) the Tranche C Administrative Agent, if the Tranche C Loan is outstanding.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, USA, London, England or Tokyo, Japan are authorized or required by law to remain closed.

“Cash Purchase Price” has the meaning given to the term “cash purchase price” in the Sale Agreements.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Mitigation Agencies” means the CFIUS agencies empowered to review all foreign investments into U.S. companies that may affect U.S. national security.

“Change of Control” means the occurrence of any of the following:

(a) SoftBank ceases to own (directly or indirectly) more than 50% of the Voting Securities of Sprint;

(b) the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Sprint’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the 1934 Act) other than to one or more Permitted Holders or (ii) the adoption of any plan relating to Sprint’s liquidation or dissolution;

(c) Sprint shall cease to own (directly) 100% of the Voting Securities of SCI; or

(d) Sprint shall cease to own (directly or indirectly) 100% of the Voting Securities of any Lessee.

“Collection Account” has the meaning given to such term in the Senior Credit Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound which has been entered into in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Data Room” means the electronic data room being maintained for “Project Lunar” by RR Donnelley at url http://www.rrdonnelley.com/venue/.

“Default Rate” has the meaning given to that term under Section 3.2(e).

“Enforcement Costs” has the meaning given to that term under Section 3.2(d).

“Equipment” means collectively, the items of Equipment listed on an Equipment Lease Schedule, together with any replacement parts and repairs for any such equipment that continues to be serialized on the same serial record as of the Lease Closing Date, together with any replacement equipment that meets the requirements set forth in this Agreement, excluding, in each case, any software, including but not limited to embedded, operating or application software contained or otherwise included in such equipment.

“Equipment Lease” has the meaning given to that term under Section 2.1(a) (Agreement to Lease).

“Equipment Lease Commencement Date” means with respect to an Equipment Lease, the commencement date of such Equipment Lease as specified in the relevant Equipment Lease Schedule.

“Equipment Lease Expiration Date” means with respect to an Equipment Lease, the scheduled expiration date of such Equipment Lease as set forth in the relevant Equipment Lease Schedule.

“Equipment Lease Payment Date” means the dates for payment of the Rental Payments specified in the Equipment Lease Schedules.

“Equipment Lease Schedule” means a schedule substantially in the form of Exhibit A to this Agreement with respect to the Equipment listed thereon.

“Fair Market Value” means the value of the Equipment, as of December 31, 2015 as set forth in the KPMG Report.

“FCC” means the Federal Communications Commission or any United States Governmental Authority substituted therefor.

“Final Settlement Date” means the date of expiration or termination of the last Equipment Lease to terminate or expire under this Agreement.

“GAAP” means, generally accepted accounting principles in the United States of America.

“Governmental Authority” means any federal, state, regional or local government or political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Sprint.

“Guaranty” means the Guaranty, dated as of March 31, 2016 and effective as of the initial Lease Closing Date, made by the Guarantor in favor of the Lessors.

“Insolvency Event” shall be deemed to have occurred with respect to a Person if either:

(a) (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or

(b) such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement as defined in the Senior Credit Agreement.

“Knowledge” means, with respect to any Person (other than an individual) as to any event or circumstance, the actual knowledge of a Responsible Officer of such Person (without independent investigation or inquiry and without imputing to such Responsible Officer the knowledge of any third party) or receipt by such Person of written notice of such event or circumstance.

“KPMG Report” means that certain valuation report of KPMG dated as of April 4, 2016.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Closing Date” means (i) solely with respect to the date of the effectiveness of this Agreement, the Guaranty, the Sale Agreements, the Senior Security Agreement, the Tranche A Security Agreement, the Tranche B Security Agreement, the Tranche C Security Agreement, the Pledge Agreement (as defined in each of the Senior Credit Agreement, the Tranche A Second Lien Loan Agreement, the Tranche B Third Lien Loan Agreement and the Tranche C Fourth Lien Loan Agreement), the Servicing Agreement (as defined in the Senior Credit Agreement) and the Tax Matters Agreement, April 5, 2016 and (ii) otherwise, the date on which all conditions precedent to the effectiveness of an Equipment Lease pursuant to Article V (Conditions precedent) have been satisfied or waived.

“Lease Default” means an event or circumstance which, after the giving of notice or lapse of time, or both, would become a Lease Event of Default.

“Lease Documents” means this Agreement, the Sale Agreements, the Guaranty, the Equipment Lease Schedules and all agreements, documents and instruments ancillary hereto and thereto.

“Lease Event of Default” has the meaning given to that term under Section 3.1 (Lease Events of Default).

“Lessee” has the meaning given to that term in the preamble.

“Lessee Collateral” has the meaning given to that term under Section 9.1 (Granting Clause to Lessee).

“Lessee Indemnitee” has the meaning given to that term under Section 4.1(a) (Indemnities).

“Lessor” has the meaning given to that term in the preamble.

“Lessor Agent” means SELE I, LLC.

“Liabilities” has the meaning given to that term under Section 4.1(a) (Indemnities).

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidated Damages” has the meaning given to that term under Section 3.2(b).

“Loan Documents” shall mean, collectively, (i) the Loan Documents, as defined in the Senior Credit Agreement, (ii) the Loan Documents, as defined in the Tranche A Second Lien Loan Agreement, (iii) the Loan Documents, as defined in the Tranche B Third Lien Loan Agreement and (iv) the Loan Documents, as defined in the Tranche C Fourth Lien Loan Agreement.

“Loss Payment Date” has the meaning given to that term under Section 7.10(d).

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) if a particular Person is specified, (i) the ability of such Person to perform its obligations under any Lease Document to which it is a party or (ii) if a particular Person is not specified, the ability of the Lessees or Sprint to perform their obligations under any Lease Document to which it is a party;

(b) (i) the validity or enforceability of any Lease Document or (ii) the value, validity, enforceability or collectability of any material portion of Lessee Collateral; or

(c) the status, existence, perfection, priority, enforceability or other rights and remedies of any Lessor in respect of its interest in Lessee Collateral.

“Material Indebtedness” means indebtedness for borrowed money in an aggregate principal amount exceeding $225,000,000.

“National Security Agreement” means the SoftBank/Sprint National Security Agreement for United States national security concerns, dated as of March 13, 2013, among SoftBank Group Corp., Starburst II, Sprint, the United States Department of Defense, the United States Department of Homeland Security, and the United States Department of Justice.

“Opinion of Counsel” means the written opinion of a nationally or internationally recognized counsel that is selected by a Party to decide questions of law raised by the Loan Documents;

“Party” and “Parties” means with respect to any Loan Document, each party to the relevant agreement.

“Permitted Disposition” has the meaning given to that term under Section 7.8(b).

“Permitted Equipment Liens” means

(a) Liens arising pursuant to any Loan Document;

(b) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of the Lessees for sums not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, provided that adequate reserves with respect thereto are maintained in conformity with GAAP;

(c) rights and easements of owners of any real property where any Equipment is located;

(d) with respect to any real property on which Equipment is located, terms, agreements, provisions, conditions, and limitations contained in the leases, easements, licenses, permits or other agreement granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns); and

(e) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances of any real property where any item of Equipment is located which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Lessee.

“Permitted Holder” means SoftBank, its successors and assigns and SoftBank Affiliates.

“Person” means a natural individual, partnership, sole proprietorship, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity of whatever nature.

“Purchase Agreement” means the Purchase Agreement as defined in the Senior Credit Agreement.

“Purchaser “ means the Purchaser as defined in the Senior Credit Agreement.

“Quarterly Rental Payment” means a Rental Payment identified as a Quarterly Rental Payment as specified in an Equipment Lease Schedule.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Senior Administrative Agent or the Tranche A Administrative Agent, as applicable, in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Rental Payment” means, with respect to each Equipment Lease, the rental payments specified in the relevant Equipment Lease Schedule.

“Responsible Officer” means, as applicable, (i) an authorized officer of a Lessor, or (ii) an authorized officer of any Sprint Party. Any document delivered hereunder that is signed by a Responsible Officer of a Lessor or any Sprint Party, as applicable, will be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the applicable Lessor or such Sprint Party, as applicable, and such Responsible Officer will be conclusively presumed to have acted on behalf of the applicable Lessor or such Sprint Party, as applicable.

“Restricted Party” has the meaning given to it in the Senior Credit Agreement.

“RF Emissions” means radio frequency emissions governed by FCC rules.

“Sale Agreements” means the Sale Agreements, each dated as of March 31, 2016 and effective as of the initial Lease Closing Date, under which the Lessors purchased the Equipment from one or more of the Lessees.

“Sanctioned Country” means, at any time, a country which is itself the subject or target of any country-wide Sanctions.

“Sanctioned Person” means, at any time:

(a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (“Sanctions Authorities”);

(b) any person operating, organized or resident in a Sanctioned Country; or

(c) any person owned or controlled by any such person or persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authorities” has the meaning given to it in the definition of Sanctioned Person.

“SCI” means Sprint Communications, Inc.

“Senior Administrative Agent” shall mean the Administrative Agent as defined in the Senior Credit Agreement;

“Senior Credit Agreement” means the Senior Secured Term Loan Agreement, dated as of March 31, 2016, by and among the Lessors, as borrowers, the Senior Lenders party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent and MUFG Union Bank, N.A., as Security Agent;

“Senior Lender” has the meaning given to it in the Senior Credit Agreement.

“Senior Loan” shall mean the Loan as defined in the Senior Credit Agreement.

“Senior Security Agent” shall mean the Security Agent as defined in the Senior Credit Agreement.

“Senior Security Agreement” shall mean the Security Agreement as defined in the Senior Credit Agreement.

“SoftBank” means SoftBank Group Corp.

“Solvent” means as to any Person at any time: (a) the fair value of the property of such Person (if such Person is a Lessee on a consolidated basis with each of the other Lessees on a consolidated basis) is greater than the amount of such Person’s liabilities (including contingent liabilities and, if such Person is a Lessee, on a consolidated basis with each of the other Lessees) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the assets and property of such Person (if such Person is a Lessee, on a consolidated basis with the other Lessees) (on an orderly liquidation or sum-of-parts basis, whichever is greater) of such Person is not less than the amount that will be required to pay the probable liability of such Person (if such Person is a Lessee, on a consolidated basis) on its debts and other liabilities as they become absolute and matured; (c) such Person is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property and assets would constitute unreasonably small capital.

“Sprint” means Sprint Corporation, a Delaware corporation.

“Sprint Party” means Sprint and each Lessee.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Sublessee” has the meaning given to that term under Section 7.8(b).

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of March 31, 2016, among the Lessors, Sprint and the other parties thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Governmental Authority relating to Taxes.

“Taxes” means all income, gross receipts, rental, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.

“Term” has the meaning given to that term under Section 2.5 (Term).

“Termination Amount” means the amount calculated under the “Termination Amount” section of the applicable Equipment Lease Schedule.

“Termination Date” has the meaning given to that term under Section 2.7(a).

“Total Loss” has the meaning given that term in Section 7.10(d).

“Tranche A Administrative Agent” shall mean the Administrative Agent as defined in the Tranche A Second Lien Loan Agreement.

“Tranche A Loan” shall mean the Loan as defined in the Tranche A Second Lien Loan Agreement.

“Tranche A Second Lien Loan Agreement” shall mean the Subordinated Second Lien Term Loan Agreement, dated as of March 31, 2016, by and among the Lessors, the Tranche A Subordinated Lenders, the Tranche A Administrative Agent and the Tranches.

“Tranche A Security Agent” means the Security Agent as defined under the Tranche A Second Lien Loan Agreement.

“Tranche A Security Agreement” means the Security Agreement as defined under the Tranche A Second Lien Loan Agreement.

“Tranche A Subordinated Lenders” has the meaning given to it in the Senior Credit Agreement.

“Tranche B Administrative Agent” shall mean the Administrative Agent as defined in the Tranche B Third Lien Loan Agreement.

“Tranche B Loan” shall mean the Loan as defined in the Tranche B Third Lien Loan Agreement.

“Tranche B Security Agent” means the Security Agent as defined under the Tranche B Third Lien Loan Agreement.

“Tranche B Security Agreement” means the Security Agreement as defined under the Tranche B Third Lien Loan Agreement.

“Tranche B Subordinated Lenders” has the meaning given to it in the Senior Credit Agreement.

“Tranche B Third Lien Loan Agreement” shall mean the Subordinated Third Lien Term Loan Agreement, dated as of March 31, 2016, by and among the Lessors, the Tranche B Subordinated Lenders, the Tranche B Administrative Agent and the Tranche B Security Agent.

“Tranche C Administrative Agent” shall mean the Administrative Agent as defined in the Tranche C Fourth Lien Loan Agreement.

“Tranche C Fourth Lien Loan Agreement” shall mean the Subordinated Fourth Lien Term Loan Agreement, dated as of March 31, 2016, by and among the Lessors; the Tranche C Subordinated Lender, the Tranche C Administrative Agent and the Tranche C Security Agent.

“Tranche C Loan” shall mean the Loan as defined in the Tranche C Fourth Lien Loan Agreement.

“Tranche C Security Agent” shall mean the Security Agent as defined in the Tranche C Fourth Lien Loan Agreement.

“Tranche C Security Agreement” shall mean the Security Agreement as defined in the Tranche C Fourth Lien Loan Agreement.

“Tranche C Subordinated Lender” has the meaning given to it in the Senior Credit Agreement.

“Transaction” means, collectively the transactions contemplated by the Loan Documents.

“Transaction Documents” means, collectively, the Transaction Documents (as defined in each of the Senior Credit Agreement (so long as the Senior Loan is outstanding), the Tranche A Second Lien Loan Agreement (so long as the Tranche A Loan is outstanding), the Tranche B Third Lien Loan Agreement (so long as the Tranche B Loan is outstanding) and the Tranche C Fourth Lien Loan Agreement (so long as the Tranche C Loan is outstanding).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation), as in effect from time to time in any applicable jurisdiction.

“Voting Securities” means, with respect to any Person, the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).